EXHIBIT 2.3

CERTIFICATE OF MERGER
OF
BC MERGER CORP.
INTO
BELDEN INC.

Pursuant to Section 251 of the General
Corporation Law of the State of Delaware

     Belden Inc., a Delaware corporation, does hereby certify:

     FIRST: The names and states of incorporation of the constituent corporations to this merger are as follows:

Name		State of Incorporation
Belden Inc.	-	Delaware
BC Merger Corp.	-	Delaware

     SECOND: An Agreement and Plan of Merger among each of the constituent corporations has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

     THIRD: The name of the surviving corporation in the merger is Belden Inc.

     FOURTH: The Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as set forth in Exhibit A attached hereto.

     FIFTH: The executed Agreement and Plan of Merger is on file at an office of Surviving Corporation, 7701 Forsyth Boulevard, Suite 800, St. Louis, Missouri 63105. A copy of the Merger Agreement will be provided, upon request and without cost, to any stockholder of either constituent corporation.

     SIXTH: This Certificate of Merger shall be effective as of 4:02 p.m. (Eastern Daylight Saving Time) on July 15, 2004.

     IN WITNESS WHEREOF, Belden Inc. has caused this Certificate of Merger to be executed in its corporate name this 15th day of July, 2004.

BELDEN INC.
By:	/s/ Kevin L. Bloomfield
	Name:	Kevin L. Bloomfield
	Title:	Secretary

2